Exhibit 23.5

Consent of Director Nominee

BAO Holding Limited is filing a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of class A ordinary shares of BAO Holding Limited. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of BAO Holding Limited in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Pang Kwok Cheong
Name:	Pang Kwok Cheong